Cane O’Neill Taylor, LLC	2300 West Sahara Avenue Suite 500 – Box 18 Las Vegas, NV 89102

Michael A. Cane* Chad J. Wiener+ +	Stephen F.X. O’Neill **	Michael H. Taylor***	Telephone: Facsimile: E-mail:	702-312-6255/604-687-5792 702-944-7100/604-687-6650 mht@stocklaw.com

August 12, 2003

The Board of Directors
Turbodyne Technologies, Inc.
6155 Carpinteria Avenue
Carpinteria, CA 93013

Dear Sirs:

Re:       Turbodyne Technologies, Inc. (the “Company”)
            - 2003 Stock Incentive Plan

We have acted as legal counsel for Turbodyne Technologies, Inc., a Nevada corporation (the "Company") in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement') filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of up to 3,000,000 shares of the Company's common stock (the "Shares") reserved for issuance pursuant to the grant of stock options and other eligible stock awards (together the “Stock Awards”) in accordance with the Company’s 2003 Stock Incentive Plan (the "Plan").

In rendering the opinion set out below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Restated Articles of Incorporation; (c) the Company's Bylaws, as amended and currently in effect; (d) certain records of the Company's corporate proceedings as reflected in its minute books, including minutes of meetings of the Board of Directors approving the Plan; (e) the Plan; and (f) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. This opinion is based on and limited to the laws of the State of Nevada.

Based upon the foregoing, it is our opinion that, the Shares will be duly authorized, legally and validly issued, fully paid and non-assessable shares of the Company's common stock when issued and sold pursuant to grants of Stock Awards under the Plan, provided:

(a)	such Stock Awards are granted in accordance with the terms and conditions of the Plan;

(b)	the person receiving any grant of Stock Awards under the Plan performs their obligations to the Company in accordance with the terms of any agreement

*Licensed Nevada, California, Washington and Hawaii State Bars; * Washington and British Columbia Bars;
***Nevada and British Columbia Bars; +Wisconsin and Illinois State Bars

Cane O’Neill Taylor, LLC 2

The Board of Directors of
Turbodyne Technologies, Inc.
August 12, 2003

evidencing the Stock Award and the Plan, including the delivery of any required payment or the performance of any required services; and

(c)
there are a sufficient number of shares remaining from the Company’s authorized but unissued authorized capital to permit the issuance of the shares that are the subject of a Stock Award. In providing this opinion, we caution that the number of the Company’s issued shares plus the number of shares received for issuance pursuant to the 2003 Stock Incentive Plan, other outstanding stock incentive and stock option plans, outstanding preferred shares and outstanding share purchase warrants exceeds the Company’s current authorized capital of 150,000,000 shares.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

CANE O’NEILL TAYLOR, LLC

/s/ Michael H. Taylor

MICHAEL H. TAYLOR

MHT/dml